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                                                                  Exhibit (c)(1)



Aon                                                        FOR IMMEDIATE RELEASE
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Aon Corporation                                 FOR FURTHER INFORMATION CONTACT:
123 North Wacker Drive                                          William J. Fasel
Chicago, Illinois 60606                            Director, Financial Relations
312.701.3000                                                        312.701.3983

         Aon Announces Close of Tender Offer for Alexander & Alexander

     Chicago, IL. -- January 15, 1997 -- Aon Corporation (Aon) announced today that it has accepted shares tendered pursuant to a tender offer for all outstanding shares of Common Stock, par value $1.00 per share, of Alexander & Alexander Services Inc. (A&A).

     Aon was advised by First Chicago Trust Company of New York, the depositary for the offer, that as of the expiration of the offer at 12:00 midnight (EST), on Tuesday, January 14, 1997, approximately 44 million shares of A&A Common Stock (approximately 99% of the outstanding shares of A&A Common Stock) have been validly tendered and not withdrawn. All conditions to the closing of the purchase of the shares tendered pursuant to the offer have been satisfied.

     Patrick G. Ryan, chairman and chief executive officer of Aon, stated, "We are pleased that our tender offer for A&A has been successfully completed in keeping with our originally Scheduled timetable. A&A is a great franchise and a natural fit with Aon, which will benefit all of our clients."

     The tendered shares will be purchased by an Aon subsidiary. It is expected that such subsidiary will be merged into A&A, with each share of A&A not tendered being converted into the right to receive $17.50 in cash following consummation of the merger.

     Also, as previously indicated, on Friday, January 17, 1997, Aon will be acquiring A&A's Series B preferred shares held by subsidiaries of American International Group, Inc.

     Aon Corporation is an insurance services holding company that comprises a family of insurance brokerage, consulting and consumer insurance companies. Aon's common stock (Symbol AOC) is listed on the New York, Chicago and London stock exchanges.

     Alexander & Alexander Services Inc. is a holding company which, through its subsidiaries, provides professional risk management consulting, insurance brokerage and human resource management consulting services on a global basis.

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